Exhibit 99.1

Contacts: Investors: Risa Fisher rfisher@webmd.net 212-624-3817	Media: Adam Grossberg agrossberg@webmd.net 212-624-3732
WebMD Announces Fourth Quarter Financial Results
WebMD Total Revenue Increased 22%; Advertising Revenue Increased 28%
WebMD Adjusted EBITDA Increased 49%
New York, NY (February 23, 2011) — WebMD Health Corp. (Nasdaq: WBMD), the leading source of health information, today announced financial results for its fourth quarter ended December 31, 2010.
“WebMD finished 2010 with another quarter of strong financial and operating performance,” said Wayne Gattinella, President and CEO, WebMD. “We solidified our position as the most recognized and trusted brand of health and wellness information as more than 86 million visitors are engaging with our content each month on both our desktop and mobile platforms.”
For the fourth quarter ended December 31, 2010:
•	Revenue increased 22% to $168.5 million for the fourth quarter, compared to $138.1 million in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) increased 49% to $69.1 million, compared to $46.4 million in the prior year period.

•	Income from continuing operations was $33.8 million compared to $63.6 million in the prior year period. Income from continuing operations would have increased 140%, or $17.1 million, to $29.3 million for the current period, compared to $12.2 million a year ago, without the effect of the following non-operating items (expressed on an after-tax basis): a gain on investments of $8.3 million and a loss on the redemption of the Company’s 3 1/8% convertible notes of $(3.8) million, both in the current period; and, in the prior year period, a net gain of $58.6 million primarily from reversal of valuation allowances related to tax NOLs, a loss of $(6.6) million for merger-related expenses and $(0.5) million attributable to non-controlling interest.

•	Net income was $36.6 million or $0.59 per share, compared to $98.3 million or $1.39 per share in the prior year period. Net income would have increased 140%, or $17.1 million, to $29.3 million for the current period, compared to $12.2 million a year ago, without the effect of the following non-operating items (expressed on an after-tax basis): a gain on investments of $8.3 million, a loss on the redemption of the 3 1/8% Notes of $(3.8) million, and a gain from discontinued operations of $2.8 million, all in the current year period; and, in the prior year period, a net gain of $58.6 million primarily from reversal of valuation allowances related to tax NOLs, a loss of $(6.6) million for merger-related expenses, a gain from discontinued operations of $34.7 million and $(0.5) million attributable to non-controlling interest.
Revenue Highlights
Revenue increased 22% to $168.5 million for the fourth quarter, compared to $138.1 million in the prior year period.
Public portal advertising and sponsorship revenue increased 28% to $147.0 million, compared to $114.9 million in the prior year period. Traffic to the WebMD Health Network continued to grow, reaching a record average of 86.4 million unique users per month and total traffic of 1.8 billion page views during the fourth quarter, increases of 38% and 22%, respectively, from a year ago.
Private portal services revenue decreased 8% to $21.4 million, compared to $23.2 million in the prior year period. The base of large employers and health plans using WebMD’s private Health and Benefits portals during the fourth quarter was 124.
Balance Sheet Highlights
During the fourth quarter, WebMD completed the optional redemption of all of its outstanding 3 1/8% Convertible Notes. Substantially all of these notes converted into approximately 2.4 million shares of WebMD common stock and the remaining notes were redeemed. WebMD recorded a non-cash pre-tax charge of approximately $6.4 million during the quarter ended December 31, 2010 related to the conversions and redemptions of these Notes.
As of December 31, 2010, WebMD had $401 million in cash and cash equivalents.
On January 11, 2011, WebMD completed the private placement of $400 million aggregate principal amount of 2.5% Convertible Notes due 2018. In connection with the private placement, WebMD repurchased 1.9 million shares of its common stock for $100 million. WebMD had $688 million in cash and cash equivalents after completing this transaction.
Financial Guidance
The Company issued financial guidance for 2011 today.
“We enter 2011 strongly positioned to benefit as biopharma and consumer products companies continue to shift their marketing spend to online channels,” said Gattinella.
For 2011, WebMD expects:
•	Revenue to be approximately $610 million to $640 million, an increase of 14% to 20% over 2010. These amounts represent expected growth of approximately 16% to 23% in public portal advertising and sponsorship revenue over 2010 while private portal services revenue is expected to be essentially flat compared to 2010.

•	Adjusted EBITDA to be approximately $215 million to $230 million, an increase of 24% to 32% over 2010.

•	Income from continuing operations to be approximately $77 million to $89 million, or $1.22 to $1.40 per diluted share, an increase of 47% to 70% over 2010.

For the first quarter of 2011, WebMD expects:
•	Revenue to be in excess of $125 million, an increase of at least 16% over the prior year period. Advertising revenue is expected to increase at least 20% while private portal revenue is expected to be consistent with the prior year period.

•	Adjusted EBITDA to be approximately 27% of revenue.

•	Income from continuing operations to be approximately 7% of revenue.
WebMD is providing a schedule (attached to this press release) with additional detail.
Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss its fourth quarter results at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications. More than 80 million unique visitors access the WebMD Health Network each month.
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, emedicineHealth, RxList, theheart.org, drugs.com and Medscape Education.
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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, Summex® and Medscape® Mobile are trademarks of WebMD Health Corp. or its subsidiaries.

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